Exhibit 99.1
Earthstone Energy, Inc. Announces Increase in Borrowing Base
Borrowing Base Increases to $650 Million; Liquidity of Approximately $365 Million

The Woodlands, Texas, September 20, 2021 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “we” or “our”), today announced that it has entered into an amendment to its senior secured revolving credit facility (“Credit Facility”) under which the borrowing base has been increased from $550 million to $650 million in connection with its regularly scheduled semi-annual redetermination.

As of August 31, 2021, we had an estimated $1.2 million in cash and $286.6 million of long-term debt outstanding under our Credit Facility. Adjusted for the increase in the borrowing base to $650 million, we had $363.4 million of undrawn borrowing base capacity and $1.2 million in cash, resulting in total liquidity of approximately $364.6 million.

Robert J. Anderson, Earthstone’s President and CEO, commented, “We greatly appreciate the continued support of our lending group as we have been successfully executing our strategy of consolidating assets to increase scale and efficiency this year. The increase in our borrowing base is a result of the Company’s successful drilling so far in 2021, our previously announced Eagle Ford acquisitions which closed in May and June of this year, and the improvement in commodity prices. We believe that our continued operational focus and acquisition activity emphasizing low-cost, high-margin producing assets is building significant shareholder value. We will remain committed to our longstanding financial discipline as we continue these efforts.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in acquisition, development and operation of oil and natural gas properties. The Company’s primary assets are in the Midland Basin of west Texas and the Eagle Ford Trend of south Texas. Earthstone is listed on NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K, and as amended on Form 10-K/A, for the year ended December 31, 2020, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.
Executive Vice President – Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com